Exhibit 99-5

INTERPOOL, INC. COMPLETES $540 MILLION AAA-RATED ASSET-BACKED FINANCING

     Company Capitalizes on Lower Interest Rate Environment by Locking in Long Term Facility

Princeton, NJ, October 1, 2002 — Interpool, Inc. (NYSE/IPX) announced today that it has successfully completed the second phase of a $540 million asset-backed financing facility that will significantly lower financing costs on its debt. The initial phase of the securitization was completed in March 2002. The facility is guaranteed by MBIA, Inc. and therefore, rated AAA by Standard & Poors and Aaa by Moody’s Investor Services. Wachovia Securities acted as structuring and placement agent for this transaction.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool commented: “The completion of this transaction further shows our ability to access the capital markets in an efficient way. Lowering our interest cost gives us the ability to offer our customers competitive lease rates. This transaction is an important event for Interpool – we have achieved our financing goals of securing long term financing at very attractive, historically low rates.

ABOUT INTERPOOL, INC.

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the world and a world-leading lessor of cargo containers used in international trade. Interpool operates from over 90 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

For Interpool Inc.
Contact:

Mitchell Gordon
Executive Vice President & Chief Financial Officer
(212) 916-3284
mgordon@interpool.com

Kathy Keyser
Gregory FCA Communications
Investor Relations
(800) 499-4734
kathy@gregoryfca.com

53